Exhibit (a)(1)(viii)

Playboy Enterprises, Inc. – Offer to Purchase for Cash – ESPP 460

Dear Plan Participant:

Icon Merger Sub, Inc., a Delaware Corporation (“Sub”) and a wholly owned direct subsidiary of Icon Acquisition Holdings, L.P., a Delaware limited partnership (“Purchaser”), is offering to purchase for cash all of the outstanding shares of voting Class A common stock, par value $0.01 per share, and non-voting Class B common stock, par value $0.01 per share, of Playboy Enterprises, Inc., a Delaware Corporation (“Playboy”), at a purchase price of $6.15 per share, net to the seller in cash, without interest thereon, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase which collectively constitute the “Offer”.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated January 9, 2011 (the “Merger Agreement”) by and among Purchaser, Sub and Playboy. The Merger Agreement provides, among other things, that after satisfaction of certain conditions, Sub will merge with and into Playboy and Playboy will become a wholly owned subsidiary of Purchaser. The Offer is subject to a non-waivable condition that more than 50% of the shares of Playboy Class A common stock and Class B common stock (treating such classes as a single class, collectively referred to as “Shares”) outstanding on the expiration date of the Offer (other than Shares that certain persons have agreed to contribute to Purchaser and any Shares held by the Purchaser Group be validly tendered and not withdrawn. The Offer is also is subject to certain other conditions set forth in the Offer to Purchase. “Purchaser Group” refers to Purchaser, Sub, Mr. Hugh M. Hefner, Playboy’s editor-in-chief, chief creative officer and founder, certain trusts controlled by Mr. Hefner, Mr. Scott N. Flanders, Playboy’s chief executive officer and a director of Playboy, and the respective affiliates of each of the foregoing.

Our records indicate that you hold Shares as a Participant in the Playboy Enterprises, Inc. Employee Stock Purchase Plan. If you wish to tender your Shares pursuant to the Offer, you must complete the information below and return this Letter by one of the following three methods: (1) by mail to: Morgan Stanley Smith Barney, Attn: Reorganization Dept.– Playboy Enterprises, Inc. Offer, P.O. Box 958, Wall Street Station, New York, NY 10268, OR (2) by overnight mail or another express delivery service to: Morgan Stanley Smith Barney, Attn: Reorganization Department – Playboy Enterprises, Inc. 111 Wall St, 6th Floor, New York, NY 10005, OR (3) by fax to: (212) 657-5467.

Although the Offer will expire at 5:00 P.M., New York City Time, on Tuesday, February 22, 2011, in order to timely process your tender instructions, Morgan Stanley Smith Barney must receive a properly completed response from you by 5:00 P.M., New York City Time, on Monday, February 21, 2011, unless the expiration date is extended. Responses received after 5:00 P.M., New York City Time, on Monday, February 21, 2011, will be handled on a best efforts basis. Tendering shareholders will not be obligated to pay brokerage fees or commissions to tender their Shares.

PLEASE READ THIS LETTER AND THE OFFER TO PURCHASE BEFORE MAKING AN ELECTION BELOW. Complete the information requested below if you wish to tender all of your Shares under the Offer. If you do not respond to this letter, Morgan Stanley Smith Barney will not tender your Shares. If you have any questions, kindly contact Morgan Stanley Smith Barney’s Stock Plan Services Call Center at 1-800-367-4777. The tendered Shares represent all stock plan Shares held by the shareholder. This letter is for information purposes only. Morgan Stanley Smith Barney cannot make a recommendation as to whether a shareholder should tender or refrain from tendering Shares under the Offer.

PLEASE COMPLETE THE FOLLOWING SECTION: The undersigned acknowledges that he or she has received Purchaser’s Offer to Purchase all outstanding Shares of Playboy at a purchase price of $6.15 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer. The undersigned has completed, executed and delivered this Letter to indicate the undersigned’s desire to tender, in accordance with the Offer, all Shares owned by the undersigned.

Note to California Residents ONLY: The State Of California recently instituted a new back-up withholding requirement for residents who have not completed Form W-9. Effective January 1, 2011, California will require back-up withholding of 7% of the gross proceeds from sales or tenders of stock plan shares for residents without Form W-9 on file. Beginning January 1, 2011, Morgan Stanley Smith Barney will block California residents with no Form W-9 on file from selling shares and any tender election forms received will be rejected. If you are a California resident, please complete Form W-9 as soon as possible to avoid future transaction delays.

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ESPP 460